Exhibit 10.17.1
SUPPLEMENT TO ENVIRONMENTAL AGREEMENT
     THIS SUPPLEMENT TO ENVIRONMENTAL AGREEMENT (“Supplement”) is entered into and effective as of the 15th day of February, 2008, by and between Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”), referred to collectively as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Environmental Agreement, dated as of October 25, 2007, by and between the Refinery Company and the Fertilizer Company (the “Environmental Agreement”).
RECITALS
     Refinery Company owns and operates a Refinery, and Fertilizer Company owns and operates a Fertilizer Plant located adjacent to the Refinery, and Refinery Company and Fertilizer Company entered into the Environmental Agreement for the provision of certain indemnification and access rights in connection with environmental matters affecting the Refinery and the Fertilizer Plant, and certain other related matters.
     Refinery Company and Fertilizer Company now desire to supplement the Environmental Agreement as provided in this Supplement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
TRANSFER OF PROPERTY AND RETAINED OBLIGATIONS
     The Parties acknowledge and agree to the transfer by Refinery Company, as Grantor, to Fertilizer Company, as Grantee, pursuant to a Quitclaim Deed, of the property described in Exhibit A attached hereto (the “Transferred Property”), which Transferred Property is part of the property referred to in the Environmental Agreement as Refinery Company Property and is subject to certain indemnification obligations as provided in the Environmental Agreement. All indemnification obligations of Refinery Company contemplated under the Environmental Agreement with respect to any Environmental Liabilities arising from contamination existing on the Transferred Property as of the effective date of transfer of the Transferred Property by Refinery Company to Fertilizer Company (whether such existing contamination is known or unknown), and the obligation of Refinery Company to close Landfill 871 as contemplated in the Environmental Agreement, shall be and remain the obligations of Refinery Company notwithstanding such transfer of the Transferred Property by Refinery Company to Fertilizer Company (collectively “Retained Obligations”). Upon the transfer of the Transferred Property to Fertilizer Company, the Transferred Property shall become a part of the Fertilizer Company Property for purposes of the Environmental Agreement, subject to the Refinery Company’s Retained Obligations with respect to the Transferred Property. Fertilizer Company acknowledges receipt of, and agrees to comply with, the Restrictive Covenant referred to in Section 2.5(c) of the Environmental Agreement and all disclosures required thereunder.
ARTICLE 2
KNOWN CONTAMINATION MAP
     The Environmental Agreement refers to all existing, known contamination on Refinery Company Property and Fertilizer Company Property as being documented and identified on a mutually agreed upon Known Contamination Map, and the Parties hereby acknowledge and agree that such Known Contamination Map is attached hereto as Exhibit B.
ARTICLE 3
COMPREHENSIVE COKE MANAGEMENT PLAN
     The Environmental Agreement provides for the development and finalization of a Comprehensive Coke Management Plan, and the Parties hereby acknowledge and agree that such Comprehensive Coke Management Plan is attached hereto as Exhibit C.
ARTICLE 4
INCORPORATION BY REFERENCE
     This Supplement and all of the Exhibits attached hereto are hereby incorporated in and made a part of the Environmental Agreement by reference thereto.
[signature page follows]

2

Signature Page
To
Supplement to Environmental Agreement
     IN WITNESS WHEREOF, the Parties have executed and delivered this Supplement as of the date first above set forth.

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC		COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:	/s/ Robert W. Haugen	By:	/s/ Kevan A. Vick
Name:	Robert W. Haugen	Name:	Kevan A. Vick
Title:	Executive Vice President, Refining Operations	Title:	Executive Vice President and Fertilizer General Manager

EXHIBIT A
Legal Description of Transferred Property
PARCEL 7
A PART OF COFFEYVILLE HEIGHTS ADDITION TO THE CITY OF COFFEYVILLE AND PART OF THE NE/4 OF SECTION 36, TOWNSHIP 34 SOUTH, RANGE 16 EAST, MONTGOMERY COUNTY, KANSAS, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF SAID NE/4; THENCE ON AN ASSUMED BEARING OF S00°00’00” E ALONG THE EAST LINE OF SAID NE/4 A DISTANCE OF 200.17 FEET TO THE NORTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE S59°30’09” W ALONG SAID NORTHERLY LINE A DISTANCE OF 1007.15 FEET; THENCE S00°00’00” E A DISTANCE OF 116.06 FEET TO A POINT ON THE SOUTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY, SAID POINT BEING THE TRUE POINT OF BEGINNING; THENCE CONTINUING S00°00’00” E A DISTANCE OF 187.99 FEET; THENCE N88°14’41” W A DISTANCE OF 11.20 FEET; THENCE S00°00’00” E A DISTANCE OF 327.50 FEET; THENCE N90°00’00” E A DISTANCE OF 125.00 FEET; THENCE N00°31’37” W A DISTANCE OF 20.00 FEET; THENCE N90°00’00” E A DISTANCE OF 165.00 FEET; THENCE S00°00’00” E A DISTANCE OF 24.03 FEET; THENCE N90°00’00” E A DISTANCE OF 120.83 FEET; THENCE S00°00’00” E A DISTANCE OF 161.64 FEET; THENCE N89°00’00” W A DISTANCE OF 399.51 FEET; THENCE S00°00’00” E A DISTANCE OF 377.30 FEET TO THE CENTERLINE OF MARTIN STREET; THENCE N89°14’03” W ALONG SAID CENTERLINE OF MARTIN STREET A DISTANCE OF 34.19 FEET; THENCE N00°00’00” W A DISTANCE OF 343.04 FEET; THENCE S90°00’00” W A DISTANCE OF 10.00 FEET; THENCE N00°06’41” E A DISTANCE OF 515.00 FEET; THENCE S90°00’00” W A DISTANCE OF 4.00 FEET; THENCE N00°00’00” W A DISTANCE OF 164.85 FEET TO SAID SOUTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE N59°30’09” E ALONG SAID SOUTHERLY LINE A DISTANCE OF 54.77 FEET TO THE POINT OF BEGINNING.
PARCEL 8
A PART OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY IN THE NE/4 OF SECTION 36, TOWNSHIP 34 SOUTH, RANGE 16 EAST, MONTGOMERY COUNTY, KANSAS, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF SAID NE/4; THENCE ON AN ASSUMED BEARING OF S00°00’00” E ALONG THE EAST LINE OF SAID NE/4 A DISTANCE OF 200.17 FEET TO THE NORTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE S59°30’09” W ALONG SAID NORTHERLY LINE A DISTANCE OF 1967.29 FEET TO THE TRUE POINT OF BEGINNING; THENCE S00°01’28” E A DISTANCE OF 116.03 FEET TO THE SOUTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY;

THENCE S59°30’09” W ALONG SAID SOUTHERLY LINE A DISTANCE OF 438.39 FEET; THENCE SOUTHWESTERLY ON A CURVE TO THE LEFT HAVING A RADIUS OF 1500.00 FEET, A CHORD WHICH BEARS S58°58’19” W, A CHORD DISTANCE OF 27.78 FEET AND AN ARC LENGTH OF 27.78 FEET; THENCE N15°00’43” W A DISTANCE OF 104.03 FEET TO SAID NORTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE N59°30’09” E ALONG SAID NORTHERLY LINE A DISTANCE OF 497.23 FEET TO THE POINT OF BEGINNING.
PARCEL 8A
A PART OF THE NE/4 OF SECTION 36, TOWNSHIP 34 SOUTH, RANGE 16 EAST, MONTGOMERY COUNTY, KANSAS, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF SAID NE/4; THENCE ON AN ASSUMED BEARING OF S00°00’00” E ALONG THE EAST LINE OF SAID NE/4 A DISTANCE OF 200.17 FEET TO THE NORTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE S59°30’09” W ALONG SAID NORTHERLY LINE A DISTANCE OF 1999.52 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID NORTHERLY LINE S59°30’09” W A DISTANCE OF 465.00 FEET; THENCE N30°29’51” W A DISTANCE OF 20.00 FEET; THENCE N59°30’09” E A DISTANCE OF 465.00 FEET; THENCE S30°29’51” E A DISTANCE OF 20.00 FEET TO THE POINT OF BEGINNING.
PARCEL 9
A PART OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY IN THE NE/4 OF SECTION 36, TOWNSHIP 34 SOUTH, RANGE 16 EAST, MONTGOMERY COUNTY, KANSAS, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF SAID NE/4; THENCE ON AN ASSUMED BEARING OF S00°00’00” E ALONG THE EAST LINE OF SAID NE/4 A DISTANCE OF 200.17 FEET TO THE NORTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE S59°30’09” W ALONG SAID NORTHERLY LINE A DISTANCE OF 1007.15 FEET TO THE TRUE POINT OF BEGINNING; THENCE S00°00’00” E A DISTANCE OF 116.06 FEET TO THE SOUTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE S59°30’09” W ALONG SAID SOUTHERLY LINE A DISTANCE OF 536.40 FEET; THENCE N00°00’00” W A DISTANCE OF 116.06 FEET TO SAID NORTHERLY LINE OF THE FORMER UNION PACIFIC RAILROAD RIGHT-OF-WAY; THENCE N59°30’09” E ALONG SAID NORTHERLY LINE A DISTANCE OF 536.40 FEET TO THE POINT OF BEGINNING.
PARCEL 10
A PART OF THE NW/4 OF SECTION 31, T34S, R17E, MONTGOMERY COUNTY, KANSAS, DESCRIBED AS FOLLOWS:

COMMENCING AT THE NW CORNER OF SAID NW/4; THENCE ON AN ASSUMED BEARING OF S00°00’00” E ALONG THE WEST LINE OF SAID NW/4 A DISTANCE OF 1013.07 FEET TO THE SW CORNER OF THE NORTH 75 ACRES OF LOTS 2 AND 3 OF SAID SECTION 31; THENCE S86°24’15” E ALONG THE SOUTH LINE OF SAID NORTH 75 ACRES OF LOTS 2 AND 3 A DISTANCE OF 1152.27 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG THE SOUTH LINE OF SAID NORTH 75 ACRES OF LOTS 2 AND 3, S86°24’15” E A DISTANCE OF 1926.79 FEET MORE OR LESS TO THE CENTERLINE OF THE VERDIGRIS RIVER; THENCE ALONG THE APPROXIMATE CENTERLINE OF SAID VERDIGRIS RIVER THE FOLLOWING COURSES: S15°13’05” W A DISTANCE OF 90.34 FEET; THENCE S03°03’48” W A DISTANCE OF 488.35 FEET; THENCE LEAVING SAID CENTERLINE OF THE VERDIGRIS RIVER S89°44’00” W A DISTANCE OF 2993.22 FEET MORE OR LESS TO THE EAST RIGHT-OF-WAY LINE OF SUNFLOWER STREET; THENCE N00°00’00” W ALONG SAID EAST RIGHT-OF-WAY LINE A DISTANCE OF 27.93 FEET; THENCE N90°00’00” E A DISTANCE OF 1120.00 FEET; THENCE N00°00’00” W A DISTANCE OF 681.67 FEET TO THE POINT OF BEGINNING.

EXHIBIT B
Known Contamination Map
[see attached]

EXHIBIT C
Comprehensive Coke Management Plan
[see attached]

EXHIBIT B
Known Contamination Map

I
II
III
IV
V
VI
VII

LEGEND

COFFEYVILLE RESOURCES REFINERY & MARKETING, LLC REFINERY PROPERTY BOUNDARY

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS PROPERTY

BOUNDARY OF AREA OF CONCERN AS DEFINED BY 1994 RCRA CORRECTIVE ACTION ORDER. SUBJECT TO SOIL AND GROUNDWATER REMEDIATION (INTERIM MEASURES AND FINAL CORRECTIVE REMEDY) AS DEFINED BY THE ORDER.

PETROLEUM IMPACTED GROUNDWATER ON CRNF PROPERTY OR OUTSIDE AN AOC BOUNDARY

NITROGEN IMPACTED GROUNDWATER

NITROGEN IMPACTED SOIL

PETROLEUM CORE STORAGE AND TRANSFER AREAS

REFERENCES

1) COFFEYVILLE RESOURCES NITROGEN FERTILIZERS PROPERTY BOUNDARY, BUCKLAND SURVEYING COMPANY, INC. 10-2-07 AERIAL SURVEY.
2) INTERPOLATION OF PETROLEUM IMPACTED GROUNDWATER ON CRNF PROPERTY BASED ON OCTOBER 2007 FIELD MEASUREMENTS AND 3rd QUARTER GROUNDWATER ANALYTICAL RESULTS.
3) INTERPOLATION OF NITROGEN IMPACTED GROUNDWATER BASED ON NOVEMBER 2006 THROUGH SEPTEMBER 2007 GROUNDWATER ANALYTICAL RESULTS.
4) INTERPOLATION OF NITROGEN IMPACTED SOIL BASED ON 2007 SOIL SAMPLE ANALYTICAL RESULTS AND GROUNDWATER ANALYTICAL RESULTS.
5) PETROLEUM CORE STORAGE AND TRANSFER AREAS LOCATION OF PETROLEUM CORE STORAGE PILES, HAUL ROADS, AND OVERHEAD CONVEYOR BELTS.

NOTE: THE LOCATION OF KNOWN CONTAMINATION IS BASED ON INTERPOLATION OF LABORATORY ANALYZED SOIL AND GROUNDWATER SAMPLES AND GROUNDWATER MEASUREMENTS COLLECTED THROUGH OCTOBER 25, 2007.

APPROXIMATE SCALE: 1 inch = 600 feet
ORIGINAL DRAWING SIZE: 11x17

NOTE: ORIGINAL DRAWING PRODUCED IN COLOR. BLACK AND WHITE COPIES MAY NOT ACCURATELY REPRODUCE ELEMENTS IN COLOR.

DRAFT
CONFIDENTIAL
BUSINESS
INFORMATION

WSP

100 North Third Street Suite 100
Minneapolis, Minnesota 55401
(612) 843-0510

FIGURE 1

KNOWN CONTAMINATION MAP
AS OF OCTOBER 25, 2007

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
COFFEYVILLE, KANSAS

PREPARED FOR

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
COFFEYVILLE, KANSAS
AND
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS
COFFEYVILLE, KANSAS

Drawn By:	L. SAX
Checked:	K. EVERSON
Approved:	K. ZVICH
DWG Name:	080013-101-01-08

EXHIBIT C
Comprehensive Coke Management Plan
11911 Freedom Drive, Ninth Floor • Reston, Virginia 20190 • (703) 709-6500 • Fax (703) 709-8505
COMPREHENSIVE COKE MANAGEMENT PLAN
COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
COFFEYVILLE, KANSAS
JUNE 11, 2007

i
Contents

		Page
1.0	Introduction	1

2.0	Coke Handling Systems Description	2

3.0	Coke Management Responsibilities	4
3.1	Coffeyville Resources Refining & Marketing	4
3.2	Coffeyville Resources Nitrogen Fertilizers	4
3.3	Coke Handling Contractor	5

List of Figures:

	Figure 1 - Site Plan

List of Tables:

	Table 1 - Coke Handling Process Responsibilities

List of Appendices:

	Appendix A - Coke Handling Contractor Agreement
	Appendix B - Coke Handling Contractor Procedures
	Appendix C - Kansas Motor Vehicle Regulations

1.0 Introduction
     This Comprehensive Coke Management Plan (the Plan) establishes management roles, procedures, and practices for processing, storing, and handling petroleum coke and coke gasification slag at the Coffeyville Resources Refining & Marketing, LLC (CRRM) refinery (400 North Linden Street) and the Coffeyville Resources Nitrogen Fertilizers, LLC (CRNF) facility (701 East Martin Street). These facilities are located adjacent to each other in Coffeyville, Kansas (Figure 1).
     The purpose of the Plan is to satisfy the applicable provisions of the environmental agreement and shared services agreement between CRRM and CRNF. Petroleum coke is produced by CRRM as part of their petroleum refining operations. CRNF uses the coke as a raw material to produce the hydrogen-rich synthesis gas it uses to manufacture ammonia and other nitrogen fertilizers. CRNF produces the coke gasification slag as a byproduct.

2.0 Coke Handling Systems Description
     Petroleum coke is produced by the CRRM coker units. During the coking process, petroleum coke accumulates in one of the coker unit coke drums. When the drum is full, the process is switched to an empty drum, and the full drum is quenched, cooled, and opened for coke cutting. Coke is cut from the drum using a high-pressure water stream. Cut coke falls through the bottom of the drum into the west end of the coker unit coke pit. The coke pit is surrounded by a concrete wall. The pit is oriented in an east-west direction, and is sloped so that water flows toward the west end. An overhead traveling crane is used to pile the coke for dewatering at, or near, the mid-point of the pit.
     After the coke is dewatered, a tracked excavator, positioned on the paved area just outside the pit to the south, loads coke from the middle section of the coke pit into dump trucks. The coke is transported to either the CRNF coke pad for feed to the gasification process, or to the Intermediate Coke Storage Area for temporary storage. A contractor manages the coke handling, loading, and transportation operations under the direction of CRNF.
     Coke is transported to the coke pad from storage area or directly from the coke pit in dump trucks. Trucks unload by dumping from the top of the ramp located at the west side of the coke pad. At the coke pad, coke is blended with amendments for desired properties and then loaded into a hopper on the feeder-breaker to begin the crushing process. Coke blending and loading is carried out on the coke pad using a front-end loader. The coke is reduced in size to pieces less than 4 inches in diameter. From the feeder-breaker the coke is conveyed to the crusher, which further reduces the size of the coke to pieces no larger than 0.5 inches in diameter. The crushed coke is moved directly from the crusher to the storage silo by the storage silo conveyor. A contractor manages the coke handling, loading, and crushing operations under the direction of CRNF.
     From the coke storage silo, coke is conveyed by the coke belt feeders onto the rod mill conveyor. Fluxant is added and the combined feed is slurried with recycled grey water in the rod mill. From the rod mill, the slurry is pumped to the slurry run-tanks; from there it is fed to the gasification process.

     Slag is the residual ash and mineral content of the coke once all the carbon and hydrogen have been taken in the gasification process. Slag is a dark grey or black granular solid and is produced as a byproduct of the process.
     The Intermediate Coke Storage Area is a 3.7-acre section of the facility tank farm located east of Sunflower Road. It is surrounded by a low berm topped by a gravel haul road. Coke is stored on the northern portion of the area. Coke is transported to the intermediate storage area from the coke pit, or from off-site petroleum coke suppliers, in dump or hopper trucks that are unloaded by dumping. A front-end loader is used to move coke within the storage area and to load coke into dump trucks for transportation from the storage area to the coke pad. Slag produced as a residual of the gasification process is stored on the south side of the Intermediate Coke Storage Area and is loaded by front-end loader into trucks for transportation off-site. Up to 60,000 tons of coke (approximately a 40-day supply) can be stored in the Intermediate Coke Storage Area. A contractor manages the coke and slag handling, loading, and transportation operations under the direction of CRNF.

3.0 Coke Management Responsibilities
     This section provides a narrative description of the responsibility of each of the entities involved in the coke handling and transportation process. A detailed breakdown of responsibilities by area is provided in Table 1. This section also describes the minimum management practices and standards to be followed by each entity.
3.1 Coffeyville Resources Refining & Marketing
     CRRM produces petroleum coke from the refinery’s coker units. Coking is a batch process. Coke accumulates in a coke drum during the coking cycle and exits the process when cut from the drum by a high-pressure water stream. CRRM is responsible for production of the coke, cutting coke from the coke drums, and moving coke away from the base of the drums at the western end of the coke pit, to the middle section of the coke pit, using the overhead traveling crane.
     Management practices for the coker process and coke cutting operations are beyond the scope of this Plan. The CRRM management practices for handling cut coke include:
•	Operate the crane so as to prevent coke from being spilled outside of the coke pit.

•	Ensure that any coke spilled outside of the coke pit is cleaned up before the end of each shift.
3.2 Coffeyville Resources Nitrogen Fertilizers
     CRNF is the user of the petroleum coke, and acts as the primary supervisor of the coke handling contractor. Coke is transported and crushed by the contractor under CRNF supervision before being fed into the coke storage silo by the coke storage silo conveyor. CRNF operates the coke storage silo, coke belt feeders, rod mill and the downstream gasification process. CRNF is responsible for responding to coke spills from the coke storage silo conveyor and coke belt feeders. CRNF is also responsible for non-routine maintenance and repair of fixed coke handling equipment and associated emission control devices such as the coke crusher baghouse.

     Operating practices for the coke gasification process are beyond the scope of this Plan. The CRNF management practices for the coke belt feeders, conveyors and coke storage silo include:
•	Ensure that all conveyor, silo, and feeder covers are maintained in-place and that access hatchways are kept closed.

•	Ensure that any coke leakage from the silo conveyor or belt feeders, and all coke spilled during conveyor maintenance, is cleaned up before the end of each shift.

•	Complete all repairs of coke handling equipment in a timely manner.

•	Complete all repairs of the coke crusher baghouse and other emission control devices as quickly as possible, and ensuring that the crusher is not operated unless the baghouse is in service.

•	Install catch basin covers, sediment screens or other similar storm water best management practices to prevent coke dust from entering storm drains located near coke handling or transportation operations.
3.3 Coke Handling Contractor
     The coke handling contractor is responsible for loading, offsite transporting and unloading coke at the facility, and for loading and transporting slag to buyers as specified in their agreement with CRNF. A copy of the current agreement is provided in Appendix A. This includes the responsibility to operate and maintain all coke loading equipment and trucks. The contractor is also responsible for operation and routine maintenance of the feeder-breaker, crusher, and related conveyors. Finally, the contractor operates a street sweeper to remove coke and slag dust from paved facility roads.
     The contractor has developed a set of procedures for coke transportation and handling operations that are used to train the contractor’s employees. A current copy of these procedures is provided in Appendix B.
     The contractor’s existing procedures specify several standard management practices, including periodically washing coke loading equipment and trucks, operating the street sweeper, and maintaining good communication to prevent accidents.

     Kansas motor vehicle regulations apply to dump trucks carrying coke when driving on or crossing Sunflower Road or other public roads. A complete text of the current regulation is provided in Appendix C.
     The contractor should ensure that its existing procedures are followed and should incorporate the additional management practices listed below into their procedures. Additional management practices for coke handling and transportation include the following:
•	Ensure that spills of coke from trucks are minimized, and that spillage onto public roads is prevented.

•	Clean up all coke spilled during truck loading from the coke pit as soon as practical. Ensure that all coke spilled on or around the loading area on the south side of the coke pit is cleaned up before the end of each shift.

•	Clean up all coke spilled over the walls of the CRNF coke pad before the end of each shift.

•	Maintain catch basin covers, sediment screens or other similar storm water best management practices to prevent coke dust from entering storm drains located near coke handling or transportation operations.
     The following specific additions should be made to the contractor’s operating procedures:
•	Add items to the section on loading and unloading coke in the 10 Wheel Dump Truck Procedures, to the Front End Loader Procedure, and to the Coke Pit Excavator Procedure specifying that loaders fill coke trucks no higher than 6 inches below the top of the bed walls.

•	The parties should acknowledge that the Coke Handling Agreement (Appendix A) was previously assigned to Savage Service Corporation (by Banks Construction Company, Inc.) and to Coffeyville Resources Nitrogen Fertilizers, LLC (by Farmland Industries, Inc.).

•	The Coke Handling Procedures (Appendix B) refer to the gasification/nitrogen plant as a part of the refinery. These references should be updated to reflect the split in ownership between Coffeyville Resources Refining & Marketing, LLC and Coffeyville Resources Nitrogen Fertilizers, LLC.

•	The Coke Handling Procedures (Appendix B) make reference to, and are subordinate to, refinery safety and security procedures. These sections should be updated to reference CRRM safety and security procedures when work is conducted on refinery property and CRNF safety and security procedures when work is conducted on nitrogen plant property.

Figures

LEGEND
COKE MANAGEMENT AREAS
COKE PIT
SAT GAS
COKER UNIT
CARPENTERS SHOP
SUNFLOWER ROAD
COKE SILO
AMMONIA SYNTHESIS
A.P.E. BUILDING
NORTH STREET
COKE PAD
CONTAINMENT LEVEE
FERTILIZER BULK STORAGE
INTERMEDIATE COKE STORAGE
Truck Loading
Maintenance Shop
Administration (2nd Floor)
Reserved for Refinery
Parts Warehouse
CONTRACTOR AREA
CEMENT MIXING PLANT
PARKING

WSP ENVIRONMENTAL STRATEGIES 123 NORTH THIRD STREET SUITE 706 MINNEAPOLIS, MINNESOTA 55401 (612) 343-0510	FIGURE 1 SITE PLAN	COFFEYVILLE RESOURCES, LLC COFFEYVILLE, KANSAS PREPARED FOR COFFEYVILLE RESOURCES, LLC COFFEYVILLE, KANSAS	Drawn By: Checked: Approved: DWG Name: 131328-01-01

Tables

Table 1
Coke Handling Process Responsibilities

		Responsible for	Responsible for	Responsible for Heavy	Responsible for
		Daily	Routine	Maintenance and	Clean up of spilled
Area	Process	Operations	Maintenance	Repair	Coke

Coker Pit	Coke cutting	CRRM	CRRM	CRRM	CRRM
Coker Pit	Piling cut coke for dewatering. Crane operation. Coke storage in pit.	CRRM	CRRM	CRRM	Contractor
Coker Pit	Loading coke trucks	Contractor	Contractor	Contractor	Contractor
Facility-wide	Street Sweeping	Contractor	Contractor	Contractor	Contractor
Intermediate Coke Storage Area	Emptying coke and slag trucks	Contractor	Contractor	Contractor	Contractor
Intermediate Coke Storage Area	Loading coke and slag trucks	Contractor	Contractor	Contractor	Contractor
Intermediate Coke Storage Area	Coke Storage in bermed area	Contractor	Contractor	CRNF	Contractor
Coke Pad	Unloading Coke Trucks	Contractor	Contractor	Contractor	Contractor
Coke Pad	Coke transfer and conveyor loading	Contractor	Contractor	Contractor	Contractor
Coke Pad	Feeder-breaker Conveyor and operation	Contractor	Contractor	CRNF	Contractor
Coke Pad	Coke Crusher conveyor and operation	Contractor	Contractor	CRNF	Contractor
Coke Pad	Coke Crusher Baghouse	Contractor	Contractor	CRNF	Contractor
Coke Pad	Coke Storage Silo Conveyor	Contractor	Contractor	CRNF	CRNF
Coke Storage	Coke Storage Silo	CRNF	CRNF	CRNF	CRNF
Coke Slurrying	Belt Feeder, Fluxant Storage and Feeders, Rod Mill, Slurry Run Tanks	CRNF	CRNF	CRNF	CRNF
Coke Gasification	Gasification Process	CRNF	CRNF	CRNF	CRNF
Slag Pad	Slag Truck Loading	Contractor	Contractor	CRNF	Contractor

Appendix A — Coke Handling Contractor Agreement

COKE HANDLING AGREEMENT
BETWEEN
BANKS CONSTRUCTION COMPANY, INC.
AND
FARMLAND INDUSTRIES, INC.
     THIS COKE HANDLING AGREEMENT is entered into and effective as of the 1st day of July, 2000, by and between BANKS CONSTRUCTION COMPANY, INC., a Kansas corporation (“Banks”) and FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation (“Farmland”). Banks and Farmland are each a “Party” to the Agreement and collectively are the “Parties.”
RECITALS:
     WHEREAS, Farmland owns a petroleum refinery located at Coffeyville, Kansas (the “Refinery”); and
     WHEREAS, Farmland has invested in facilities that will, among other things, convert the Coke produced at the Refinery into hydrogen for use in its ammonia synthesis loop located in Coffeyville, Kansas and into purified carbon dioxide for use in Farmland’s UAN Plant located in Coffeyville, Kansas; and
     WHEREAS, Banks has the equipment, personnel and expertise to haul, store and handle Coke, all in accordance with this Agreement; and
     WHEREAS, Farmland and Banks desire to enter into this Agreement providing for the handling and storage of Coke, all upon the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the Parties agree as follows:
ARTICLE I: DEFINITIONS
Section 1.1 “Agreement” means this Coke Handling Agreement and the Exhibits hereto, all as the same may be amended, modified or supplemented from time to time.
Section 1.2 “Coke” means coke produced at the Refinery, and coke produced other than at the Refinery, to be used by Farmland at its Fertilizer Complex.
Section 1.3 “Coke Pit” means the existing Refinery coke storage pit.
Section 1.4 “Coke Unit” means the existing Refinery coker unit.

Section 1.5 “Commercially Reasonable” means in accordance with commonly accepted trade practices among reputable businesses and commercial enterprises engaged in the same or similar businesses, acting prudently.
Section 1.6 “Day” means any calendar day.
Section 1.7 “Equipment” means that equipment which is needed by Banks to duly and timely perform Banks’ duties under this Agreement.
Section 1.8 “Fertilizer Complex” means Farmland’s fertilizer complex at or near the Refinery consisting of the hydrogen production facility, the air separation unit, the UAN plant, the ammonia synthesis loop, the offsite sulfur recovery unit, the utility facilities, the grounds and related connecting pipes and improvements.
Section 1.9 “Fertilizer Plant Coke Silo” means the new coke silo, 01-T101.
Section 1.10 “Fertilizer Plant Coke Storage Area” means the open containment area south of the coke crushing and conveying system.
Section 1.11 “Fertilizer Plant Fluxant Storage Shed” means the storage shed east of the Fertilizer Plant Coke Silo.
Section 1.12 “Fertilizer Plant Slag Storage Area” means the open containment area south of the gasifier structure and north of Martin Street.
Section 1.13 “Fertilizer Plant Weigh Bin Feeder Hopper” means slagging additive truck hopper, 0l-T-102.
Section 1.14 “Force Majeure” means war (whether declared or undeclared); fire, flood, lightning, earthquake, storm, tornado, or any other act of God; strikes, lockouts or other labor difficulties; civil disturbances, riot, sabotage, accident, and official order or directive, including with respect to condemnation, or industry-wide request or suggestion by any governmental authority or instrumentality thereof which, in the reasonable judgment of the Party affected, interferes with such Party’s performance under this Agreement; any disruption of labor; any inability to secure materials and/or services, including, but not limited to, inability to secure materials and/or services by reason of allocations promulgated by authorized governmental agencies; or any other contingency beyond the reasonable control of the affected Party, which interferes with such Party’s performance under this Agreement.
Section 1.15 “Imported Coke” means Coke produced from a source other than the Refinery.
Section 1.16 “Intermediate Coke Storage Area” means the open storage area at the Refinery tank farm east of Sunflower Road.
Section 1.17 “Laws” means all applicable laws, regulations, orders and decrees, including, without limitation, laws, regulations, permits, orders and decrees respecting health, safety and the environment.

Section 1.18 “mlbs” means thousand pounds.
Section 1.19 “Multi-Party Dispute” shall have the meaning given such term in Section 5.1 hereof.
Section 1.20 “Party” and “Parties” shall have the meaning given such terms in the introductory paragraph hereof.
Section 1.21 “Refinery” shall have the meaning given such in the introductory paragraph hereof.
Section 1.22 “ST” means short tons.
Section 1.23 “STPD” means short tons per Day.
ARTICLE II: GENERAL
Section 2.1 Equipment
     Banks shall purchase, maintain and operate all Equipment. Such Equipment shall be suitable for conducting the operations for which it is used in a safe, efficient and effective manner without causing damage to the Refinery, the Fertilizer Complex or any property appurtenant thereto.
Section 2.2 Costs
      Banks shall be responsible for and shall pay all costs of equipment, labor, fuels, lubricants, maintenance and repair required for the Equipment. Lubricants, fuel and repair costs for Farmland owned equipment will be provided or paid for by Farmland.
Section 2.3 Haul Roads
     Farmland shall provide adequate roads for Banks to haul Coke, slag, fluxant and other materials (“Materials”) pursuant to this Agreement. Banks shall be responsible for normal maintenance of roads pursuant to this Agreement. Farmland will provide suitable materials for maintenance of the roads.
Section 2.4 Storage Areas
     Farmland shall provide adequate space for the establishment of the Fertilizer Plant Coke Storage Area, Fertilizer Plant Slag Storage Area and Intermediate Coke Storage Area. These storage areas will be established within a reasonable distance from the source of the materials to be stored therein and connected to such source by adequate hauling roads to allow Banks to meet its obligations hereunder.

Section 2.5 Miscellaneous Services
     During the term of this Agreement, Banks shall provide Coke crushing, sizing and precision blending, as directed by Farmland, as well as other Coke handling services not otherwise specifically described herein. Farmland shall pay Banks for such services as agreed by the Parties and otherwise in accordance with Exhibit III.
Section 2.6 Temporary Shut Down
     Except for the obligations contained in Section 7.6, the requirements, obligations and rights under this Agreement shall be suspended during any period that the Refinery or Fertilizer Complex is shut down. A temporary shutdown of the Refinery or Fertilizer Complex shall be deemed to have occurred and be continuing for such period as Farmland shall reasonably designate. Farmland shall give Banks notice of a shutdown of the Refinery or Fertilizer Complex upon such shutdown. However, Banks shall continue to be compensated in accordance with the rate structure described in Section 7.2.
Section 2.7 Solicitation of Employees
     During the term of this Agreement and for a period of one year after its termination, neither party shall solicit, offer employment to or in any other manner cause or encourage an employee of the other party to terminate employment with such other party for the purpose of being employed by the soliciting party.
Section 2.8 Days Per Week
     In order to facilitate the level of support Farmland desires for the Refinery under this Agreement, Banks shall operate and provide the services set forth herein a minimum of five Days per week and a maximum of seven (7) Days per week. However, it is anticipated a six (6) day per week operation will be required. The number of Days per week is to be determined by that level of support Farmland requires to maintain the operation of the Refinery and Fertilizer Complex at the capacities determined by Farmland in its sole discretion.
Section 2.9 License
     Until the earlier of the termination of this Agreement or notice by Farmland to Banks, Banks shall have a license to keep an office trailer and fuel tanks (sufficient to allow it to perform its duties under this Agreement) at a location on Farmland property, as determined by Farmland.

ARTICLE III: COKE HANDLING
Section 3.1 Wet Coke Handling
     Farmland shall use its Commercially Reasonable efforts to cause the Refinery to cooperate with Banks to operate the existing bridge crane so as to move wet Coke, generally from the west end of the Coke Pit, to approximately the mid-point of the Coke Pit. In order to facilitate the timely and efficient loading of trucks by Banks, Farmland shall use its Commercially Reasonable efforts to cause the overhead crane operator to fully cooperate with, and comply with reasonably requests made by, Banks to move the Coke to the mid-point of the Coke Pit to make available for loading. Provided that the Refinery’s Coke production is available, Banks shall load onto Banks’ trucks in a safe and efficient manner, all Coke to support the continuous 24-hour per day, 7-days per week operation of the Coke Unit and the Fertilizer Complex. The operator of the Refinery may from time to time, in its discretion, hire Banks to move wet coke from the west end of the Coke Pit to the midpoint of the Coke Pit.
Section 3.2 Coke Handling
     Banks, at the direction of Farmland, shall load onto Banks’ trucks and transport, in a safe and efficient manner, wet Coke from the Coke Pit to either the Intermediate Coke Storage Area or the Fertilizer Plant Coke Storage Area. Banks, at the direction of Farmland, shall load into Banks’ trucks and transport, in a safe and efficient manner, Coke from the Intermediate Coke Storage Area to the Fertilizer Plant Coke Storage Area. All Coke handling shall be done to support the continuous 24-hour per day, 7 days per week operations of the Coke Unit and the Fertilizer Complex.
Section 3.3 Intermediate Coke Storage Area Management
     Banks shall receive and stockpile Coke, to the extent possible, separated in accordance with quality and source, as requested by Farmland, in the Intermediate Coke Storage Area. Farmland shall supply adequate space and facilities to stockpile all Coke to be stockpiled at the Intermediate Coke Storage Area. Farmland shall supply Banks with adequate facilities at the Intermediate Coke Storage Area capable of receiving Coke in a manner that will reasonably control tracking of Coke by Banks’ hauling equipment. In addition, Farmland shall supply adequate facilities to control Coke dust and to support Banks’ clean-up activities. Banks shall be responsible for the receipt of Coke in a method so as to eliminate or control the tracking of Coke by its vehicles, the suppression of Coke dust and the general clean-up in and around the Intermediate Coke Storage Area. Banks shall blend, as directed by Farmland, the various qualities and sources of Coke and shall load such blended Coke onto Banks’ trucks for delivery to the Fertilizer Plant or as otherwise directed by Farmland.

Section 3.4 Fertilizer Plant Coke Handling
     Banks, at the direction of Farmland, shall receive, stockpile and handle blended and unblended Coke at the Fertilizer Plant Coke Storage Area. Banks shall, to the extent reasonably possible, maintain separate stocks of blended and unblended Coke. Farmland shall supply adequate space and facilities to stockpile coke at the Fertilizer Plant Coke Storage Area. Farmland shall supply Banks with adequate facilities to control Coke dust and to support Banks’ clean up activities. Banks shall be responsible for the receipt and handling of Coke in a method so as to eliminate or control the tracking of Coke by its vehicles, the suppression of Coke dust and the general clean up in and around the Fertilizer Plant Coke Storage Area. Banks shall feed Coke stored in the Fertilizer Plant Coke Storage Area into the Fertilizer Plant Coke Silo in an efficient manner at such rates to support the continuous 24-hour per day, 7-day per week operation of the Fertilizer Complex.
Section 3.5 Fertilizer Plant Equipment Maintenance
     Banks shall operate and provide daily maintenance on an as needed basis for the Farmland coke handling equipment listed in Exhibit II. Banks shall not be responsible for repairs to or the replacement for any such equipment.
ARTICLE IV: FLUXANT HANDLING
Section 4.1 Fluxant Handling
     Banks shall receive, unload, manage and store fluxant at the Fertilizer Plant Fluxant Storage Shed. Banks shall transport fluxant from the Fertilizer Plant Fluxant Storage Shed to and feed into the Fertilizer Plant Weigh Bin Feeder Hopper sufficient fluxant to support the continuous 24-hour per day, 7-days per week operation of the Fertilizer Complex. Fluxant recipe and materials shall be determined by Farmland.
ARTICLE V: SLAG HANDLING
Section 5.1 Slag Handling
     Banks, at the direction of Farmland, shall load onto Banks’ trucks in a safe and efficient manner, slag from the Fertilizer Plant Slag Storage Area (after Farmland has performed the dewatering process) so as to support the continuous 24-hour per day, 7-day per week operation of the Fertilizer Complex.
ARTICLE VI: TERM
Section 6.1 Term
     The Agreement shall be for an initial term of five (5) years and shall thereafter extend for additional five (5) year periods unless and until either Party gives the other Party at least four (4) months’ prior written notice of election not to extend.

ARTICLE VII: PAYMENT
Section 7.1 Payment
     Banks shall invoice on a monthly basis Farmland for services rendered hereunder. All such invoices will be due net 30 days. Such invoices shall include the services rendered. Invoices not paid when due shall accrue interest at the rate of 18% per annum from the due date until paid.
Section 7.2 Per Day Rate for Handling Coffeyville Produced Coke
     This rate includes the following work listed in the above-mentioned scope of work:
3.1	Loading wet coke from the Coke Pit into hauling equipment.

3.2	Hauling wet coke from the Coke Pit into the Intermediate Coke Storage Area and/or Fertilizer Plant Coke Storage Area.

3.3	Managing the Intermediate Coke Storage Area

3.4	Managing the Fertilizer Plant Coke Storage Area

3.4	Filling the Fertilizer Plant Coke Silo

4.1	Filling the Fertilizer Plant Weigh Bin Feeder Hopper

5.1	Loading slag from Fertilizer Plant Slag Storage Area into hauling equipment; 50 ton per day maximum
Per Day rate for handling Coke (including all Equipment, personnel, maintenance and fuel) = $3,000.00 per Day. Five (5) days per week, Fifty-Two (52) weeks per year minimum, as required pursuant to this Agreement. However, it is anticipated that Banks will be required to operate six (6) days per week to support Farmland operations.
Section 7.3 Rate for Section 3.3 Hauling Coke from Intermediate Coke Storage Area to Fertilizer Plant Coke Storage Area
     Rate for loading and hauling Coke, in excess of Coke addressed in Section 3.2, from Intermediate Coke Storage Area to Fertilizer Plant Coke Storage Area = $30.00 per truck (tandem axle) load.
Section 7.4 Rate for Handling Imported Coke
     This rate includes handling imported Coke pursuant to section 3.4 when the Day rate per Section 7.2 does not apply. Rate for handling imported Coke = $1.50 per ST. The parties agree that a fully loaded tandem axle truck to be used by Banks for the handling of Imported Coke will carry approximately 20.0 ST of Coke. Farmland may pay based on such approximate weight, or may at its discretion require Banks to weigh trucks transporting imported Coke. In the event Farmland requires Banks to weigh any trucks loaded with imported Coke, Farmland shall provide priority access to its scales for such purpose or shall provide scales dedicated to weighing Banks’ trucks transporting imported Coke.

Section 7.5 Service Personnel
     A service person will be provided by Banks to perform basic maintenance to Fertilizer Complex equipment as contemplated in Section 3.5 hereof. This price includes normal non-special hand tools. Service person = $250.00 per shift.
Section 7.6 Personnel Availability
     In the event that the Refinery or Fertilizer Complex is shut down, in accordance with Section 2.6, Banks’ employees will be made available to Farmland to assist in duties or functions, for which such employees are qualified, as assigned by Farmland.
Section 7.7 Adjustments to the Base Rates
     Throughout the term of this Agreement, the Base Rates shall be adjusted in the manner provided and demonstrated in Exhibit I. For the purpose of calculating adjustment as set forth herein, the rate component breakdown, Base Rate, index definitions, index base dates and procedures contained in Exhibit I shall apply.
Section 7.8 Government Imposition
     In the event that any new law, regulation or requirement is promulgated or the interpretation of any existing law, regulation or requirement is changed subsequent to the date of this Agreement, which increases or decreases Banks’ cost, Banks shall compute such cost changes and adjust its rate to reflect such changes. Farmland shall have the right to review and approve, which approval shall not be unreasonably withheld, Banks’ calculations hereunder prior to change going into effect.
ARTICLE VIII: DISPUTES
Section 8.1 Disputes
     (a) The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Section 8.1. The Parties shall first submit the Dispute to a representative of each Party, who shall then meet within 30 days to resolve the Dispute. If the Dispute has not been resolved within 60 days of the submission of the Dispute to such representative, the Dispute shall be submitted to a mutually agreed arbitrator who shall then meet with the Parties within 30 days to resolve the Dispute. If the Parties cannot agree on an arbitrator, each Party shall appoint one arbitrator, each such arbitrator being appointed within 10 days thereafter, and the appointed arbitrators shall mutually select a fourth and fifth arbitrator within 10 days after their appointment. The arbitration shall be in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Kansas City, Missouri, or such other place as the Parties agree, within 30 days of the appointment of the arbitrator(s). The judgment of the arbitrator(s) shall be determined within 30 days after the conclusion of the arbitration hearing, and shall be final and binding on the Parties and may be entered in any court having jurisdiction. The costs and expenses of the arbitrator(s) shall be borne equally by the Parties, and the Parties shall pay their own respective attorney’s fees and other costs.
     (b) The Parties acknowledge that they or their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party Dispute, to the extent feasible, shall be resolved by and among all the interested parties pursuant to the provisions of this Section 8.1.
ARTICLE IX: INDEMNITY AND INSURANCE COVERAGE
Section 9.1 Indemnification
     Each of the Parties shall indemnify, defend and hold the other Parties and their respective officers, directors and employees harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, or attributable to, result from or arise out of the negligence or willful misconduct of the indemnifying party.
Section 9.2 Indemnification Procedures
     (a) Promptly after receipt by a Party seeking indemnification (the “Indemnitee”) of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Article IX, the Indemnitee shall notify the indemnifying party (the “Indemnitor”) in writing within 30 days thereafter, provided, however, that any omission so to notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee. The Indemnitor shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to this Article IX, including the choice and direction of any legal counsel.
     (b) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee shall have been advised in writing by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to employ separate counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Indemnitor, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.
     (c) The Indemnitor shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expenses by reason of such settlement or judgment.
Section 9.3 Insurance
     Without limiting in any way the scope of obligations or liabilities assumed hereunder by Banks, Banks shall procure or cause to be procured and maintained at its expense, for the duration of this Agreement, and with insurance companies acceptable to Farmland, the insurance policies described below.
     (a) Workers’ Compensation and Employer’s Liability Insurance — Covering the employees of Banks for all compensation and other benefits required of Banks by the Workers’ Compensation or other statutory insurance laws in the state having jurisdiction over such employees, and over the location where the Work is being performed. Employer’s Liability Insurance shall have limits of Five Hundred Thousand Dollars ($500,000) per occurrence.
     (b) General Liability Insurance — Including contractual liability, XCU hazards (explosion, collapse and underground) and completed operations to cover liability for bodily injury and property damage with a combined single limit of Two Million Dollars ($2,000,000) per occurrence.
     (c) Business Automobile Liability Insurance — If owned, hired or non-owned automobile equipment is used in the performance of this Agreement, to cover liability for bodily injury and property damage with a combined single limit of Two Million Dollars ($2,000,000) per occurrence.
     (d) Special Provisions Concerning Policies Placed by Banks — The General and Business Automobile Liability policies shall include Farmland and its Affiliates as additional insured for liabilities arising out of the performance under this Agreement and shall be primary to any other insurance of Farmland, provided however, insurance provided by Banks shall not cover the negligent acts or omissions of any of the additional insureds. The worker’s compensation and employee’s liability insurance shall include a waiver executed by the carrier, waiving any right of subrogation the carrier might have against Farmland or its Affiliates or adding Farmland under an alternate employer endorsement. Such insurance shall specifically provide that it applies separately to each insured against which claim is made or suit is brought, except with respect to the limits of the insurer’s liability.

     Prior to commencement of any Work, Banks shall furnish Farmland with Certificates of Insurance, which document that all coverages and endorsements required by this Article have been obtained. Renewal certificates shall be obtained by Banks as and when necessary and copies thereof shall be forwarded to Farmland as soon as same are available and in any event prior to the expiration of the policy so renewed. These certificates shall provide that the insurer shall give thirty (30) days written notice to Farmland prior to change or cancellation of any policy. In no event shall Farmland’s acceptance of an insurance certificate that does not comply with this paragraph constitute a waiver of any requirement of this Article.
Section 9.4 Survival
     The provisions of this Article shall survive the termination of this Agreement.
ARTICLE X: ASSIGNMENT
Section 10.1 Assignment
     This Agreement shall extend to and be binding upon the Parties hereto, their successors and assigns. No assignment by Banks to any other Party shall be permitted hereunder without the express written consent of Farmland, and any assignment made without such express consent shall be void. Farmland shall have the right to assign this Agreement (or interests therein).
ARTICLE XI: GOVERNING LAW
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. TO THE EXTENT SUCH LAWS CONFLICT WITH THE FEDERAL ARBITRATION ACT, THE FEDERAL ARBITRATION ACT SHALL APPLY.
ARTICLE XII: NOTICE
     Any notice, request, correspondence, information, consent or other communication, to any of the Parties required or permitted under this Agreement shall be in writing (including telex, telecopy, or facsimile) and shall be given by personal service or by telex, telecopy, facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party. For purposes hereof the proper address of the Parties shall be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Section:

If to Farmland:
Farmland Industries, Inc.
Nitrogen Plant
701 East North Street
Post Office Box 5000
Coffeyville, Kansas 67337
Attention: General Manager
Fax:(316) 252-4357
with a copy to:
Farmland Industries, Inc.
Department 62
3315 North Oak Trafficway
Kansas City, Missouri 64116
Attn: General Counsel
Fax: (316) 241-5562
If to Banks:
Banks Construction Company, Inc
1515 West 6th
P.O. Box 995
E1 Dorado, Kansas 67042
Attn: Vice President
Fax: (316) 321-2794
With a copy to:
Banks Construction Company, Inc.
5250 South Commerce Drive
Suite 200
Salt Lake City, UT 84107
Attn: Exec Vice President & General Counsel
FAX: (801) 261-8766
or such other addresses as either Party designates by registered or certified mail addressed to the other Party.
ARTICLE XIII: EXHIBITS
     All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

ARTICLE XIV: HEADINGS
     The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.
ARTICLE XV: FORCE MAJEURE
Section 15.1 Force Majeure
     No Party shall be liable to any other Party for failure of or delay in performance hereunder (except for the payment of money) to the extent that the failure or delay is due to Force Majeure.
Section 15.2 Suspension of Performance
     Performance under this Agreement shall be suspended (except for the payment of money then due or to become due) during the period of Force Majeure to the extent made necessary by the Force Majeure.
Section 15.3 No Extension
     No failure of or delay in performance pursuant to this Article XV shall operate to extend the term of this Agreement. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the Force Majeure event.
Section 15.4 Notice of Force Majeure
     Upon the occurrence of any event of Force Majeure, the Party claiming Force Majeure shall notify the other Parties promptly in writing of such event and, to the extent possible, inform the other Parties of the expected duration of the Force Majeure event and the performance to be affected by the event of Force Majeure under this Agreement. Each Party shall designate a person with the power to represent such Party with respect to the event of Force Majeure. The Party claiming Force Majeure shall use its Commercially Reasonable efforts, in cooperation with the other Party and such Party’s designee, to diligently and expeditiously end or mitigate the Force Majeure event. In this regard, the Parties shall confer and cooperate with one another in determining the most cost-effective and appropriate action to be taken. If the Parties are unable to agree upon such determination, the matter shall be determined by dispute resolution in accordance with Article VIII.
ARTICLE XVI: MISCELLANEOUS
Section 16.1 Standard of Conduct
     The Parties shall at all times carry out their duties and responsibilities hereunder in an efficient, cost-effective and prudent manner, consistent with standards and practices that are customary in the chemicals and industrial gases industry.

Section 16.2 Independent Contractor
     The Parties acknowledge and agree that Banks shall not, by reason of this Agreement, be an agent, employee or representative of Farmland with respect to any matters relating to this Agreement, unless specifically provided to the contrary in writing by such Party. This Agreement shall not be deemed to create a partnership or joint venture of any kind between the Parties.
Section 16.3 Severability
     Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against any Party. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
Section 16.4 Waiver
     The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.
Section 16.5 Entire Agreement
     This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement among the Parties regarding the subject matter hereof and supercedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral.

EXECUTED as of the date first above set forth.

FARMLAND INDUSTRIES, INC.

By:	/s/ Neal E. Barkley

Name:	Neal E. Barkley
Title:	Plant Manager

BANKS CONSTRUCTION COMPANY, INC.

BY:	/s/ Nathan N. Savage

Name:	Nathan N. Savage
Title:	Vice President

EXHIBIT I
Adjustments to the Base Rates
     Throughout the term of this Agreement, the Base Rates shall be adjusted in the manner provided and demonstrated in this Exhibit I. For the purpose of calculating adjustment as set forth herein, the following rate component breakdown, Base Rate, index definitions, index base dates and procedures shall apply:
Rate Component Breakdown:

% of
Base Rates
(1) Fuel Component Percent	15%
(2) Other Operating Costs	85%

Section	Base Rate
Section 7.2	$3,000 per day
Section 7.3	$30 per truck
Section 7.4	$1.50 per ST
Section 7.5	$250 per shift
Index Definition:
Component (1) — Fuel
     The Fuel Component shall be adjusted quarterly beginning March 1, 2001 for changes in the Lundberg Survey Inc.’s Wholesale Price Average (Blue Sheets) for Coffeyville, Kansas, Branded Low Sulfur Terminal #2 diesel price. The Lundberg Price published for each third Friday of the month immediately preceding each quarterly adjustment date shall be used for each adjustment. The Base Fuel Component shall be the June 2, 2000 Lundberg posting.
Component (2) — Other Operating Costs
     The Other Operating Costs Component shall be adjusted annually, beginning June 1, 2001, for changes in the Producer Price Indexes for special commodities groupings, not seasonally adjusted, industrial commodities less fuels and related products and power as first published monthly by the U. S. Department of Labor in its PPI Detailed Report publication. Each immediate prior May index will be used for each June 1 adjustment. The base index will be the June 1, 2000 PPI posting. The parties agree that the Other Operating Costs component shall not adjust more than 2.5% per contract year from the base index.
     Adjustments shall be calculated by multiplying each rate compound (i.e., Fuel and Other Operating Costs) by a factor, the numerator of which is the current index figure and the denominator of which is the base index figure. Computation for rate adjustments shall be rounded to the nearest $0.001. Below is an example of the rate adjustment determination. The parties agree that in no case shall the rate per ton be adjusted lower than the Base Rates in effect as of the date of this Agreement. In the event any of the above defined indexes are discontinued or suspended, the parties agree to negotiate, in good faith, for suitable substitutes for such index.
Example
I. Current Rate Components: (Base Rate of $3,000/day)

	Base	Index	Current
Component	Component	% Change	Adjustment
1. Fuel (15%)	$450.00/shift	5.15	23.18
2. All other components (85%)	$2,550.00/shift	2.5 *	63.75

			86.93
II. Index Changes:

		Base	Example	Index
Rate Component	Index	Index	Change	% Change
1. Fuel	Lundberg	.834	.877	5.15
2. All other components	PPI	155.2	160.1	3.16 *
III. Rate Adjustment:

		Current
	Current	Adjusted
Base	Adjustment	Rate
$3,000/day	$86,93	$3086.93

*	The Other Operating Component shall not be adjusted more than 2.5% per contract year.

EXHIBIT II
Fertilizer Complex Coke Handling Equipment

Equipment No.	Description
1. l-H-101	Feeder Breaker
2. l-H-102	Crusher Feed Conveyor
3. l-H-10	Bag House at Crusher Building
4. l-H-103	Magnetic Separator at Crusher
5. l-Y-101	Crusher
6. 1-H-105	Silo Feed Conveyor
7. 1-H-08A	Silo Dust Collector
8. None	Slagging Additive Storage Building
9. 01-T-102	Fertilizer Plant Weigh Bin Feeder Hopper
10. 01-H-120	Slagging Additive Screw Conveyor
11. 01-H-123 A/B	Slagging Additive Chutes
12. 01-H-121 A/B	Slagging Additive Chain Conveyor
13. 01-H-122 A/B	Slagging Additive Diverter Gates
14. 01-P-10	Sump Pump at Fertilizer Plant Coke Storage Area
15. None	Fertilizer Plant Coke Storage Area Sump
16. To Be Determined	Sump Pump at Intermediate Coke Storage Area

Appendix B — Coke Handling Contractor Procedures

10 Wheel Dump Truck Procedures
Petroleum Coke and Slag
PURPOSE: The purpose of this procedure is to outline the correct procedure for loading and unloading petroleum coke and slag into 10 wheel dump trucks operating in the Coffeyville Resources Refinery.
HAZARDS: Hazards associated with loading and unloading petroleum coke stag utilizing 10 wheel dump trucks include the following:
*	Operating within the confines of a refinery. All refinery safety rules and regulations must be followed 100% of the time — NO EXCEPTIONS

*	Tipping trailer bed over when trailer bed is raised for dumping

*	Moving around heavy machinery, golf carts and pedestrians

*	Falls while climbing in and out of dump truck

*	Hydrogen Sulfide (H2S) — In sufficient concentrations, H2S can be lethal. Extreme caution must be exercised anytime there is a potential exposure to H2S. All employees will wear an H2S monitor that has an auditory, a visual, and a vibrating alert when outside of the dump truck.

*	Hazardous conditions created by repetitive backing operations, unguarded rail road tracks
SCOPE:
*	This procedure applies to all members of the Savage Refinery Services Group — Gulf Coast Region;

*	All driving rules and functions will be regulated by Department of Transportation and the Fleet Motor Carrier Safety Regulations as well as Savage Policies and Procedures;

*	Deviations from the requirements of this procedure are not permitted without the prior consent of Savage management and/or appropriate management of the customer;

*	Failure to follow this procedure may be grounds for disciplinary action, up to and including termination for the first offence;
RESPONSIBILITY: The respective Operations Manager shall ensure that this procedure is followed by all personnel when loading or unloading end-dump trucks for Coffeyville Resources Refinery, and that personnel are adequately trained and are provided with the necessary personal protective equipment (PPE) and tools to accomplish this task. Training will be documented and placed in the employee’s training file.
The below listings are the specific items required to successfully accomplish this task.

Personal Protective Equipment (PPE)		Miscellaneous Safety Equipment
	Hard Hat (ANSI Z89.1 Certified)		Flashlight
	Savage Approved FRC (Nomex) Uniform		Leather Gloves
	Safety Toed Leather Work Boots, with a heeled sole (ANSI Z41.1 Certified)		CB Radio, channel 32
Safety Glasses with side shields (ANSI Z-87)
H2S Monitor
Entering the Refinery:
1.1	Prior to the start of driving the 10 wheel dump truck, it is both DOT policy and Savage Services that a pre-trip inspection of the vehicle is completed. Three points of contact will be utilized at all times when mounting or dismounting the vehicle;

1.2	Ensure that you have all required PPE, security badges, and your drivers license;

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/2007
Document: 10 Wheel Dump Truck Procedures	Revision Date:	Page #: 1 of 4

10 Wheel Dump Truck Procedures
Petroleum Coke and Slag
1.3	The speed limit of the refinery is 13 MPH. The speed limit of the intermediate pad is 15 MPH;

1.4	Communication between the excavator operator or loader operator and the driver of the 10 wheel dump truck will be by CB radio, channel 32;

1.5	Cell phones may be prohibited in certain areas of the plant, always refer to the site specific procedures for the customer or check with the guard to determine if you have to turn off your cell phone prior to entering the plant. Cell phones will not be used while your vehicle is in motion at any time;
Loading and Unloading Coke:
The day’s normal operation will generally consist of two specific types of hauls, from the coke pit to the crusher pad, and from the slag pit to the intermediate pad. Under normal operations, the day will begin with hauling coke from the coke pit to the crusher pad;
There may be occasions that the dump truck will be utilized to haul excess coke from the coke pit to the intermediate pad or return from the intermediate pad back to the crusher. The same basic steps will be completed if this is to be performed as outlined in this procedure;
Ensure four way flashers are on and tap the horn to warn others of your intentions to back up. Initiate communication with the excavator operator. The dump truck will then back up to the coke pit wall;
Communication is critical with the excavator operator. The two most prevalent hazards during the backing of the vehicle are pedestrian/vehicle traffic, and moving rail cars;
1.5	After the truck is loaded, the excavator will inform the dump truck operator that they are clear to move;

1.6	The dump truck will proceed to the ramp of the crusher. There are two sets of rail road tracks that the truck must cross.
The driver must be very aware of any train car movements prior to crossing as there are often times that the rail has not provided any personnel to warn of movement and there are not any automatic gates at either set of rails;
Under no circumstances will the truck back into the crusher pad. If required to enter the crusher pad, Savage Supervisor or the Manager must be notified of the reason that this is required. The truck will only drive forward and MUST communicate with the loader operator prior to entry;
1.9	Ensure four way flashers are on and tap the horn to warn others of your intentions to back up. The dump will then back up the ramp of the crusher pad;

1.10	Place the dump lever in the “Hold” position, unlatch the tailgate and engage the PTO;

1.11	Move the dump lever to the “Raise” position. Raise the engine RPM’s to between 1200 and 1600 RPM’s. This may vary depending on the truck. Do not raise the bed faster than the product will slide out evenly;

1.12	If the product does not start sliding out prior to the bed being halfway up, stop the bed from going up. Lower it again in an attempt to loosen the product enough to start sliding out;

1.13	When the bed reaches maximum height, place the dump lever in the “Hold” position. Disengage the PTO;

1.14	Check with the loader operator via CB radio to ensure that the bed is empty and that there is no product buildup. Move the dump lever to the “Lower” position;

1.15	It is critical that the driver ensures that the bed is completely lowered prior to exiting the ramp. If the bed is left up, it will hit the overhead pipes that are over the rail road tracks;

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/2007
Document: 10 Wheel Dump Truck Procedures	Revision Date:	Page #: 2 of 4

10 Wheel Dump Truck Procedures
Petroleum Coke and Slag
1.16	Move the dump lever to the “Hold” position and latch the tailgates;

1.17	Return to the coke pit for another load. All loads will be kept on the Coffeyville Mileage and Fuel report and turned in daily;
Loading and Unloading Slag:
1.1	During a cut of the coker unit and the overhead crane begins operations, the loading operation of the 10 wheel dump truck will cease;

1.2	At this time, the dump truck will proceed to the slag pit to begin loading operations there until the coke cut has been moved from in front of the coker unit chutes and the overhead crane has completed it’s operation;

1.3	Ensure four way flashers are on. Place the dump truck alongside the south wall to place into position for loading. Do not drive over the hump at the S.E. corner of the slag pit;

1.4	Throughout operations, the driver must get out and physically check all the tires. If any tire is low or flat, the flat must be fixed prior to attempting to dump the load to prevent tipping the truck over during the unloading process;

1.5	Communication between the dump truck driver and the loader is critical. The loader will assist the driver in watching for pedestrian and vehicle traffic as the truck is being moved into position to load;

1.6	After the truck is loaded, the loader operator will inform that he is clear to move the vehicle;

1.7	The dump truck will proceed to the intermediate pad, stopping at the gate to check out of the refinery by presenting his/her security badge to security personnel;

1.8	Enter the intermediate pad through the Lab Gate. The driver will have to card in at the gate’s card reader;

1.9	Pull into the slag pile area and find a level spot to dump the load of slag. If there is snow or ice present, the ground that the dump truck will travel on will be cleared by the loader prior to attempting to dump the load. This is applicable any time a dump truck enters the intermediate pad area;

1.10	Place the dump lever in the “Hold” position, unlatch the tailgate and engage the PTO;

1.11	Move the dump lever to the “Raise” position. Raise the engine RPM’s to between 1200 and 1600 RPM’s. This may vary depending on the truck. Do not raise the bed faster than the product will slide out evenly;

1.12	As the bed empties out, allow the truck to be pushed forward slightly. If the product does not start sliding out prior to the bed being halfway up, stop the bed from going up. Lower it again in an attempt to loosen the product enough to start sliding out;

1.13	When the bed reaches maximum height, Place the dump lever in the “Hold” position. Disengage the PTO;

1.14	Pull the truck forward slowly to clear the product pile. Avoid slapping the tailgate against the bed of the truck as the truck is pulled forward;

1.15	Move the dump lever to the “Lower” position;

1.16	Move the dump lever to the “Hold” position and latch the tailgates after the bed has completely lowered;

1.17	Return to the slag pit for another load. All loads will be kept on the Coffeyville Mileage and Fuel report and turned in daily;

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/2007
Document: 10 Wheel Dump Truck Procedures	Revision Date:	Page #: 3 of 4

10 Wheel Dump Truck Procedures
Petroleum Coke and Slag
1.18	The excavator operator or the Savage Supervisor will inform the loader operator and the dump truck driver when to return to the coke pit to haul more coke to the crusher pad;

1.19	At the end of hauling operations daily, the dump truck will be washed down, have all trash removed from the cab, and fueled up;
END OF THIS PROCEDURE

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/2007
Document: 10 Wheel Dump Truck Procedures	Revision Date:	Page #: 4 of 4

FRONT END LOADER PROCEDURES Petroleum Coke and Slag
PURPOSE: This Safe Work Practice (SWP) outlines the correct procedures to follow daily when utilizing a front end loader in the Coffeyville Resources Refinery. There are many hazards associated with loader operations, extreme caution must be exercised at all time you are in or near the front end loader, especially during operational activities.
HAZARDS: This is not an all inclusive listing but is intended to give the reader an overview of the hazards associated with being in and around an operating coker unit and pit.
•	Heavy equipment operation

•	Vehicle and pedestrian traffic

•	Overhead exposures to pipes, conveyor tubes, and energized lines

•	Visibility issues, steam, pressurized systems

Falls from the equipment
SCOPE:
•	This procedure applies to all members of the Savage Refinery Services Group — Gulf Coast Region;

•	Deviations from the requirements of this procedure are not permitted without the prior consent of Savage management and/or appropriate management of the customer;

•	Failure to follow this procedure may be grounds for disciplinary action, up to and including termination for the first offence;
RESPONSIBILITY: The respective Operations Manager shall ensure that this procedure is followed by all personnel when working in and around the coke pit and that those personnel are adequately trained and are provided with the necessary personal protective equipment (PPE) and tools to accomplish this task.
The below listings are the specific items required to successfully accomplish this task.

Personal Protective Equipment (PPE)
Hard Hat
(ANSI Z89.1 Certified)	Hearing protection
Safety Toed Leather Work Boots, with a heeled sole
(ANSI Z41.1 Certified)	Gloves
H2S Monitor	CB Radio channel 32
Safety Glasses with side shields (ANSI Z-87)	Flame resistant clothing
Procedures:
1.1	Ensure that you have all required PPE and security badges;

1.2	At the beginning of each shift, a pre-operational check will be made of the loader;

1.3	The loader speed limit in front of the control room and in any high traffic area is 5 MPH. Under no circumstances will the loader be operated at a speed that does not allow complete control of the equipment;

1.4	It is critical that ANY foot or vehicle traffic will only be allowed to enter the working area of the front end loader if communication has been established with the operator of the loader. Once the loader has been made aware of the pedestrian or vehicle traffic in area, he/she must be constantly conscious of the location of the person and/or equipment until they leave the area;

Written By: Russ Shinert	Revised By:	Issue Date: 2/16/07
Document: Front End Loader Procedures	Revision Date:	Page #: 1 of 3

FRONT END LOADER PROCEDURES Petroleum Coke and Slag
1.5	When visibility is obscured by steam or some other interference, stop what you are doing and wait for your visibility to return. NEVER assume that it is okay to work in an area if you cannot see.

1.6	The material handled by the front end loader will be petroleum coke and the slag generated when the coke is used. This coke is used to feed the Gasifier Unit of the refinery. The coke is feed into a crusher, which feeds the feeder breaker, which conveys the crushed coke to the silo for use by the Gasifier Unit of the refinery;

1.7	Under normal operation, the loader will generally have three specific operational areas that will be worked in daily. These operation areas are the slag additive bin, the crusher pad and the slag pit;

1.8	At the beginning of the day, the loader will proceed to the slag additive bin and ensure that the bin is filled with slag additive;

1.9	After the slag additive bin is filled, the loader will proceed to the slag pit. All the slag will be pushed into the southwest corner to allow the water to drain from the slag. Additionally, the slag must be cleared up to the concrete blocks in the north west corner so the water has free travel to the drain;

1.10	While working in the slag pit, the loader operator must remain aware of the conveyer belt that is delivering the slag into the pit;

1.11	The loader operator will then proceed to the crusher pad. While in the crusher pad, there will be two separate and distinctive jobs performed, however they will be performed simultaneously;

1.12	The first job will be to stack the coke brought over from the coker unit in the 10 wheel dump trucks. It is wet and cannot be fed into the crusher as it will likely cause a stoppage in the feeder breaker;

1.13	This coke will be dumped into the crusher pad from the dump trucks off the ramp to the crusher pad;

1.14	As the coke from the coker unit is dumped, the loader operator will move the coke from the bottom of the ramp to the stacked coke piled up around the pad to allow proper drainage of the coke;

1.15	If the coke is brought from the intermediate pad in a 10 wheel dump truck, the coke can be fed into the crusher hopper;

1.16	UNDER NO CIRCUMSTANCES WILL A TRUCK BACK INTO THE PAD. If it necessary to bring a truck into the pad, it will drive in forward. The supervisor must be notified that this is happening and communication between the loader operator and the truck driver is critical;

1.17	The second job will be to feed the coke brought in from off site in end dump trucks into the crusher;

1.18	Once the coke from the end dump is dumped at the ramp, the loader operator will move the coke directly into the crusher or stacked if the silo is full;

1.19	When the operations at the coker unit is complete, the 10 wheel dump truck will move from delivering coke from the coke unit to the crusher pad to delivering slag from the slag pit to the intermediate pad. At this time the loader operator will proceed to the slag pit to load the 10 wheel dump truck;

1.20	After loading the 10 wheel dump truck with slag at the slag pit, the loader operator will move back to the crusher pad to continue stacking coke or filling the crusher hopper as off site trucks bring in dry coke;

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/07
Document: Front End Loader Procedures	Revision Date:	Page #: 2 of 3

FRONT END LOADER PROCEDURES Petroleum Coke and Slag
1.21	The 10 wheel dump truck will communicate when he/she has delivered the load of slag to the intermediate pad and they are at the Gasifier Gate, at which time the loader operator will proceed back to the slag pit to load the 10 wheel dump truck;

1.22	The delivery of the slag to the intermediate pad will continue until the slag pit is empty or operations start again at the coker unit;

1.23	Prior to securing at the end of the day, the loader operator will proceed to the slag additive bin and refill it for the evening;

1.24	After the slag additive bin is filled, the loader will proceed to the slag pit. All the slag will be pushed into the southwest corner to allow the water to drain from the slag. Additionally, the slag must be cleared up to the concrete blocks in the north west corner so the water has free travel to the drain;

1.25	The loader will then be washed, all the trash will be removed from the cab, and filled with fuel. This will be accomplished daily;

1.26	The loader will be parked in the area in front of the Savage break room. The loader will NEVER be nosed in to park. The loader will be backed in utilizing a ground guide if one is available. However, always look behind the equipment while backing and do not rely solely on the ground guide for safe backing;

1.27	A post operation check will be completed on the loader. The post operation checklist will be turned into the shop after each shift,
END OF THIS PROCEDURE

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/07
Document: Front End Loader Procedures	Revision Date:	Page #: 3 of 3

COKE PIT EXCAVATOR PROCEDURE Petroleum Coke
PURPOSE: This Safe Work Practice (SWP) outlines the correct procedures to follow when working in, or around, the area of the coke pit within Coffeyville Resources Refinery. There are many hazards associated with coke pit operations, extreme caution must be exercised at all time you are in or near the coke pit, especially during operational activities.
HAZARDS: This is not an all inclusive listing but is intended to give the reader an overview of the hazards associated with being in and around an operating coker unit and pit.
•	Working under an overhead crane

•	Falling material

•	Hot liquid and solid material

•	Noise, heavy equipment operation

•	Vehicle and pedestrian traffic

•	Overhead exposures to pipes and energized lines

•	Visibility issues, steam, pressurized systems
SCOPE:
•	This procedure applies to all members of the Savage Refinery Services Group — Gulf Coast Region;

•	Deviations from the requirements of this procedure are not permitted without the prior consent of Savage management and/or appropriate management of the customer;

•	Failure to follow this procedure may be grounds for disciplinary action, up to and including termination for the first offence;
RESPONSIBILITY: The respective Operations Manager shall ensure that this procedure is followed by all personnel when working in and around the coke pit and that those personnel are adequately trained and are provided with the necessary personal protective equipment (PPE) and tools to accomplish this task.
The below listings are the specific items required to successfully accomplish this task.

Personal Protective Equipment (PPE)
Hard Hat
(ANSI Z89.1 Certified)	Hearing protection
Safety Toed Leather Work Boots, with a heeled sole
(ANSI Z41.1 Certified)	Gloves
H2S Monitor	CB Radio channel 32
Safety Glasses with side shields (ANSI Z-87)	Flame resistant clothing
Procedures:
1.1	Ensure that you have all required PPE and security badges;

1.2	At the beginning of each shift, a pre-operational check will be made of the excavator;

1.3	Excavator operator needs to have the bucket greased at least twice during each shift;

1.4	The excavator will start from the west end of the pit and work to the east end;

1.5	No foot traffic is allowed to enter the pit if there is an active cut on any drum it could cause a serious injury to a pedestrian if there is any type of “blow out” during the cut. If anyone has to enter the pit for any reason, all excavator activity will cease immediately;

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/07
Document: Coke Pit Excavator Procedures	Revision Date:	Page #: 1 of 2

COKE PIT EXCAVATOR PROCEDURE Petroleum Coke
1.6	When visibility is obscured by steam or some other interference, stop what you are doing and wait for your visibility to return. NEVER assume that it is okay to work in an area if you cannot see.

1.7	In between loading dump trucks, the excavator will move product from west end of the pit to the east end to allow room for the overhead crane to work;

1.8	Anytime the excavator is moved alongside the pit wall, the boom and stick will be lowered far enough to clear the overhead crane;

1.9	Once the overhead crane is put into operation in the west end near the coker units, the excavator will move to the east end out of the overhead crane’s dumping area or cease operation completely if the overhead crane has to work in the close proximity of the excavator,

1.10	At no time will the excavator operate within thirty feet (or the approximate length of the boom extended all the way out) of the overhead crane. If the excavator has to cease operations, then the boom and bucket will be removed from the pit area and placed outside the pit wall;

1.11	As you work in the coke pit area, it is important that you understand that you are entering a high traffic area with many hazards. The excavator operator will assist the dump truck driver by communicating pedestrian or vehicle traffic in the area as the dump truck driver positions his truck for loading;

1.12	The excavator operator MUST be aware of any train movements, vehicle or pedestrian traffic prior or during the dump truck backing. The excavator operator will assist the dump truck driver by communicating with him by radio as he is backing;

1.13	As the dump truck is being loaded, keep in mind that the load should be placed in the center of the dump truck from side to side, and evenly from front to rear to prevent tip over when it is unloaded;

1.14	The dump truck will then proceed to the ramp of the crusher pad;

1.15	After the coke pile from the cut is depleted, the excavator operator will clean alongside the outside of the pit area and the concrete pad with the skid steer. The skid steer will be at the crusher pad or the break room area;

1.16	A post operation check will be completed on the excavator and turned into the shop after each shift.
END OF THIS PROCEDURE

Written By: Russ Shinert	Revised By:	Issue Date: 2/15/07
Document: Coke Pit Excavator Procedures	Revision Date:	Page #: 2 of 2

Appendix C — Kansas Motor Vehicle Regulations

Regulations
49 CFR 393.100 — General rules for protection against shifting or falling cargo, as incorporated by reference in KAR 36-1-36(n)(3).
Source: 38 FR 23522, Aug. 31, 1973, unless otherwise noted.
(a)	Application and scope of the rules in this section. This section applies to trucks, truck tractors, semitrailers, full trailers, and pole trailers. Each of those motor vehicles must, when transporting cargo, be loaded and equipped to prevent the shifting or falling of the cargo in the manner prescribed by the rules in paragraph (b) of this section. In addition, each cargo-carrying motor vehicle must conform to the applicable rules in Secs. 393.102, 393.104, and 393.106.

(b)	Basic protection components. Each cargo-carrying motor vehicle must be equipped with devices providing protection against shifting or falling cargo that meet the requirements of either paragraph (b) (1), (2), (3), or (4) of this section.

(1)	Option A. The vehicle must have sides, side-boards, or stakes, and a rear endgate, endboard, or stakes. Those devices must be strong enough and high enough to assure that cargo will not shift upon, or fall from the vehicle. Those devices must have no aperture large enough to permit cargo in contact with one or more of the devices to pass through it.

(2)	Option B. The vehicle must have at least one tiedown assembly that meets the requirements of Sec. 393.102 for each 10 linear feet of lading or fraction thereof. (However, a pole trailer or an expandable trailer transporting metal articles under the special rules in paragraph (c) of this section is required only to have two or more of those tiedown assemblies at each end of the trailer.) In addition, the vehicle must have as many additional tiedown assemblies meeting the requirements of Sec. 393.102 as are necessary to secure all cargo being transported either by direct contact between the cargo and the tiedown assemblies or by dunnage which is in contact with the cargo and is secured by tiedown assemblies.

(3)	Option C (for vehicles transporting metal articles only). A vehicle transporting cargo which consists of metal articles must conform to either the rules in paragraph (b) (1), (2), or (4) of this section, or the special rules for transportation of metal articles set forth in paragraph (c) of this section.

(4)	Option D. The vehicle must have other means of protecting against shifting or falling cargo which are similar to, and at least as effective as, those specified in paragraph (b) (1), (2), or (3) of this section.